Exhibit 16.1

Securities and Exchange Commission,

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Clean Energy Technologies, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated July 16, 2026. We agree with the statements concerning our Firm in Form 8-K. We are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

Diamond Bar, California

July 16, 2026